EXHIBIT 2.1

                         CONTRACT FOR SALE AND PURCHASE
                         ------------------------------

         THIS AGREEMENT, made and entered into this 23rd day of April, 2003, by and between SOUTHERN WASTE SYSTEMS, LTD., hereinafter referred to as "PURCHASER", and DISTRIBUTION MANAGEMENT SERVICES, INC., a Florida corporation, hereinafter referred to as "SELLER".

         W I T N E S S E T H:

         WHEREAS, the Seller is the owner of certain real property located within Miami-Dade County, Florida, hereinafter referred to as the "CENTER OR SUBJECT PROPERTY", and being legally described on EXHIBIT "1" hereof; and.

         WHEREAS, the Seller desires to sell and the Purchaser desires to purchase the Subject Property and both parties desire to set forth the terms and conditions upon which they shall do so;

         NOW, THEREFORE, in consideration of the sums of money reflected herein, the mutual covenants contained herein and other good and valuable considerations, THE PARTIES AGREE AS FOLLOWS:


ARTICLE ONE  -  SALES DEFINITIONS
-----------     -----------------

         Unless the context shall otherwise indicate, the terms set forth hereinafter shall be defined as follows:

         IMPROVEMENTS The buildings, structures and other facilities, together with all fixtures, equipment and articles of personal property, installed or located on, or to be used in connection with the Subject Property.

         GOVERNMENTAL AUTHORITIES The municipal, county, state and Federal governments, agencies, authorities, courts and officers having jurisdiction of or to the Subject Property.

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         INSURANCE REQUIREMENTS - All terms and provisions of each insurance policy covering or applicable to the Subject Property, all requirements of the issuers of all such policies applicable to or affecting any use or condition of the Subject Property.

         LEGAL REQUIREMENTS - All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all Governmental Authorities, foreseen and unforeseen, ordinary and extraordinary, which may be applicable for the Subject Property or any of the streets, sidewalks, curbs and parking spaces adjoining the Subject Property, or any use or condition of the Subject Property.

         PERMITTED ENCUMBRANCES - Taxes for the year 2003; unless otherwise specified herein.


ARTICLE TWO  -  DESCRIPTION OF PROPERTY
-----------     -----------------------
         That certain property located in MIAMI-DADE COUNTY, FLORIDA, known as 2000 NORTH MIAMI AVENUE, MIAMI, FLORIDA, legally described on EXHIBIT "1".

ARTICLE THREE  -  PURCHASE PRICE
-------------     --------------

         3.1(A) The Purchaser agrees to pay and the Seller agrees to accept the sum of ONE MILLION FIFTY THOUSAND ($1,050,000.00) DOLLARS, in cash or cashier's check at closing, as part of the Purchase Price and deposit, which said sum may be used by the Seller pending closing, which amount represents the total purchase price, subject however, to adjustments:

                  Total Purchase Price...........................................                 $1,050,000
                                                                                                  ==========
                  Purchaser, upon signing hereof, has delivered to Seller the sum of $100,000 which may be used by the Seller to pay off certain liens on the property, which said liens upon being paid off to the present lienholders shall be assigned to the
                  Purchaser and which shall be satisfied at time of
                  Closing........................................................    $100,000

                  CASH TO CLOSE .................................................    $950,000     $1,050,000
                  (SUBJECT TO ADJUSTMENTS)                                           --------     ==========

            (B) From the proceeds of the closing, funds will be made available to the Seller to satisfy all mortgages, liens or claims of every kind, nature or description will be made available to the Seller to satisfy any and all of such claims so that upon finalization of conveyance the property will be free and clear of claims of every kind, nature or description.

                The property is subject to an Amended Operation Agreement heretofore entered into on the 22nd day of December, 1998, under which the property was operated with the expiration date of the Agreement being December 21, 2003.

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                All rights accruing under the said Amended Operation Agreement will be assigned to the Purchaser at closing, under which Amended Operation Agreement the Seller receives ten (10%) percent of all income accruing from the first 450 yards of material brought to the Center on a daily basis and six (6%) percent of all income accruing from all material brought to the center on a daily basis in excess of 450 yards.

                In the past the average sums received have varied from approximately $10,000 per month to as high as $15,000 per month.

ARTICLE FOUR  -  REPRESENTATIONS
------------     ---------------

         Seller represents and warrants to, and agree and covenant with Purchaser, that:

         4.1 That all licenses and permits which authorize the property to be used as a processing center for construction and demolition materials shall be in good force, effect and standing at time of closing. Seller shall assist in transferring all permits and licenses to Purchaser.

         4.2 There are no material encroachments, rights of way or easements on the Subject Property except for the permitted encumbrances, utility or other easements for drainage, electrical, water, telephone, sewer and parking purposes, as will be shown in the abstract of title, or title policy.

         4.3 There is no condemnation or eminent domain proceeding, environmental impediments affecting the Subject Property, now pending, or, to the knowledge of the Seller, threatened, and there is no pending or threatened litigation of any sort affecting the property or litigation to which Seller is a party that could affect the property.

         4.4 Upon execution of this Agreement this contract shall be deemed firm and DISTRIBUTION shall not engage in any attempt to sell nor withdraw its offer to sell the property to SOUTHERN in accordance with the provisions of this contract.

ARTICLE FIVE  -  PERMITTED ENCUMBRANCES
------------     ----------------------

         The sale of the Subject Property is being made, and Purchaser shall take title subject to the following (the "PERMITTED ENCUMBRANCES"):

         5.1 Zoning ordinances affecting the Subject Property.

         5.2 Taxes for the year 2003, which shall be paid by Buyers and adjusted against the cash to close, as per provisions of the applicable Paragraphs and Subparagraphs in this Agreement.

         5.3 Public utility easements, which shall not impede the use of the property.

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ARTICLE SIX  -  TITLE
-----------     -----

         6.1 Seller shall provide at the cost of the Purchaser a current title policy to the Purchaser listing the Purchaser as owner of the property in the amount of ONE MILLION FIFTY THOUSAND ($1,050,000.00) DOLLARS to insure the marketability of the fee simple title of the said property, free and clear of all liens.

ARTICLE SEVEN  -  DEFAULT
-------------     -------

         7.1 If the Purchaser shall default in the payment of the Purchase Price or otherwise default in any of the terms, covenants and conditions of this Agreement on the part of the Purchaser to be performed and such default shall continue for a thirty (30) day period after receipt of written notice by Purchaser, Seller shall retain the sum as full and agreed upon liquidated damages in full settlement of any and all claims against Purchaser for damages or otherwise.


         7.2 In the event of a default by Seller, then the Purchaser shall have the following options:

                  (A) At the Purchaser's request, the deposit paid to and held by the Seller shall be returned to the Purchaser forthwith; or

                  (B) The Purchaser shall have the right to specific performance.


         7.3 In the event this Agreement terminates or is canceled for any reason other than the default by the Purchaser, all deposits paid hereunder shall immediately be refunded to the Purchaser.

         7.4 The parties further agree that in the event it becomes necessary for either party to litigate in order to enforce its rights under the terms of this Agreement, then, and in that event, the prevailing party as determined by a court of law shall be entitled to recover reasonable attorney's fees and the costs of such litigation including appellate litigation.

ARTICLE EIGHT  -  PENDING OR CERTIFIED LIEN
-------------     -------------------------

         8.1 If at the time of the execution of this Agreement, the Subject Property or any part thereof shall be or shall have been affected by a pending lien which are or may became payable in annual installments of which the first installment is then due or has been paid, then, for the purpose of this Agreement, all the unpaid installments of any such lien, which have been certified, shall be paid by the Seller, not including those which are to become due and payable after the execution of this Agreement, shall be deemed to be due and payable in the future and to be liens upon the Subject Property affected thereby and shall be paid and discharged by Purchaser thereof, at closing.

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ARTICLE NINE  -  FIRE AND CASUALTY LOSS
------------     ----------------------

         9.1 In the event that prior to the closing, all or a substantial portion of the Subject Property is destroyed by fire, the elements or other causes beyond the control of the Seller, either party may, by written notice to the other within thirty (30) days of such destruction, elect to terminate this Agreement. In the event that either party shall so elect, Seller shall reimburse to Purchaser the deposit paid hereunder and upon the return of said deposit this Agreement shall be null and void and of no effect and there shall be no further liability on the part of either party to the other.

         9.2 In the event that prior to the closing, some, but not a substantial portion of the subject property is destroyed by fire, elements or other causes beyond the control of Seller, and such damage shall not exceed the amount of $l00,000.00, this Agreement shall remain in full force and effect except that Purchaser shall be entitled to an assignment by Seller to Purchaser of the right of use insurance proceeds resulting from said destruction or damage, for restoration, if permitted by the existing mortgagees, if any. If the use of proceeds is not permitted by the existing mortgagees, Purchaser may terminate this Agreement by written notice to the Seller. If the use of the proceeds for repair is permitted by the existing mortgagees, and the amount of proceeds is not equal to the cost of repair, then the Seller shall contribute the difference between the amount of proceeds and the cost of repair, in an amount not to exceed $l00,000.00. If the difference between the amount of insurance proceeds and the cost of repair exceeds $l00,000.00 then Purchaser may terminate this Agreement by written notice to the Seller.

ARTICLE TEN  -  EMINENT DOMAIN
-----------     --------------

         10.1 In the event that prior to the closing, all or a substantial portion of the Subject Property is taken by eminent domain or notice of such taking is received by Seller, then Purchaser, may, by written notice to the other within thirty (30) days of such event, elect to terminate this Agreement. In the event that Purchaser shall so elect, Seller shall reimburse to Purchaser the deposit paid hereunder and upon the return of said deposit this Agreement shall be null and void and of no effect and there shall be no further liability on the part of either party to the other. Unless this agreement is so terminated, it shall remain in full force and effect subject to the rights of the existing Mortgagees, and Seller, upon the closing, shall either (i) pay to Purchaser any award collected by Seller as a result of said taking, deducting from same the reasonable expenses of Seller, including attorney's fees, incurred in the collection of same or (ii) to assign, transfer and set over unto Purchaser.

ARTICLE ELEVEN  -  RISK OF LOSS
--------------     ------------

         11.1 Seller shall bear the risk of loss or damage to the Subject Property, subject to the provisions of ARTICLE NINE.

ARTICLE TWELVE  -  CLOSING
--------------     -------

         12.1 Closing of this transaction shall take place subject to the provisions hereof on or before SIXTY (60) DAYS from date. Closing shall take place at such place as shall be agreed to by the parties.

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ARTICLE THIRTEEN  -  SELLER' CLOSING OBLIGATIONS
----------------     ---------------------------

         At closing, Seller shall deliver to Purchaser the following:

         13.1 A Warranty Deed executed in recordable form. All necessary State tax stamps are to be paid at Seller' expense conveying to the Purchaser good marketable and insurable fee simple title to the subject property, free and clear of all liens and encumbrances other than the permitted encumbrances.

         13.2 A Bill of Sale transferring to Purchaser good title to personal property, if any, not transferred by the Warranty Deed.

         13.3 The Seller hereby grants the right to Purchaser to place its own insurance on the Subject Property without adjusting for the insurance premiums with the Seller, but Purchaser shall have the option to assume and adjust said insurance policy.

         13.4 All other utility bills due and payable prior to Closing shall be paid by Seller. All certified, confirmed and ratified liens shall be paid by the Seller and pending liens shall be paid or assumed by the Purchaser.

         13.5 An appropriate No Lien Affidavit.

         13.6 Assignment of the said Amended Operation Agreement and all income accruing thereunder subsequent to the date of closing.

         13.7 Such other documents as may be reasonably required by Purchaser's attorney.

         13.8 Seller shall deliver to the Purchaser a copy of the Notice to Operator of the assignment of the Amended Operation Agreement and directions for conveyance of all income accruing therefrom to Purchaser.

ARTICLE FOURTEEN  -  BUYER'S CLOSING OBLIGATIONS
----------------     ---------------------------

         At Closing, Purchaser shall deliver to Seller the following:

         14.1 The sum of NINE HUNDRED AND FIFTY THOUSAND ($950,000.00) DOLLARS plus or minus any adjustments which may be made at closing.

ARTICLE FIFTEEN  -  CLOSING PRORATIONS
---------------     ------------------

         The following shall be apportioned between the parties on the basis of a 365 day year.


         15.1 All rents, taxes, insurance and other customary prorations, shall be prorated as of date of closing. All water, gas, electricity or any other service connected facility shall be terminated, deposits, if any, as may be held by the servicing company shall be returned to the Seller and the Purchaser shall open in its own name all of such service contracts.

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

         15.2 Seller represents that Real and Personal Property taxes for 2002 and prior years, on the Subject Property have been paid.

ARTICLE SIXTEEN  -  AMENDED OPERATION AGREEMENT
---------------     ---------------------------

         16.1 The Amended Operation Agreement provides an option to purchase to the operator thereof. Said Amended Operation Agreement is presently in its fifth year of operation which provides that the option to purchase is at the rate of 175% of DISTRIBUTION'S investment in the property.

                  It is acknowledged that DISTRIBUTION'S investment in the property is the sum of ONE MILLION THREE HUNDRED THOUSAND ($1,300,000.00) DOLLARS. Accordingly, the option during the course of the fifth year provides to the operator an option to purchase the facility for the total sum of TWO MILLION TWO HUNDRED SEVENTY-FIVE THOUSAND ($2,275,000.00) DOLLARS.

         16.2 Should the operator under the Amended Operation Agreement exercise its option to purchase the property for the $2,275,000.00 or more, then and in such even, SOUTHERN shall receive:

                  (a) Return of the purchase price, or any expenses incurred in connection therewith;

                  (b) All expenses incurred to transfer title to the operator;

                  (c) Reimbursement for any expenses incurred in improving property; and

                  (d) Twenty-five (25%) percent of the difference between the original purchase price paid by SOUTHERN and the purchase price paid under the exercise of the option.

ARTICLE SEVENTEEN  -  NOTICES
-----------------     -------

         All notices of request, demand and other communications hereunder shall be addressed to the following:

         A.       AS TO PURCHASER:
                  MR. SANFORD POLLACK
                  7909 HILLS BREATH DRIVE
                  LANTANA, FLORIDA 33462

         B.       AS TO SELLER:
                  MR. LEO GREENFIELD
                  11601 BISCAYNE BLVD. - #201
                  MIAMI, FLORIDA 33181

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         All notices shall be by Registered Mail or by hand delivery and shall be effective upon the date of mailing or hand delivery of same.

ARTICLE EIGHTEEN  -  EXECUTION DATE
----------------     --------------

         18.1 The date of the execution of this Agreement shall mean the last day upon which it becomes fully executed by Seller and Purchaser.


ARTICLE NINETEEN  -  FURTHER ASSURANCES
----------------     ------------------

         19.1 Each of the parties hereto agrees to execute, acknowledge and deliver and cause to be done all such further acts, assignments, transfers and assurances as shall reasonably be requested of it in order to carry out this Agreement and give effect thereto.

ARTICLE TWENTY  -  CAPTIONS AND PARAGRAPH HEADINGS
--------------     -------------------------------

         20.1 Captions and paragraph headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or any provision hereof.

ARTICLE TWENTY-ONE  -  NO WAIVER
------------------     ---------

         21.1 No waiver of any provision of this Agreement shall be effective unless it is written in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be continuing waiver.

ARTICLE TWENTY-TWO  -  BINDING EFFECT
------------------     --------------

         22.1 This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, successors and assigns.

ARTICLE TWENTY-THREE  -  POSSESSION
--------------------     ----------

         23.1 Possession of the Subject Property shall be delivered to Purchaser at closing.

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ARTICLE TWENTY-FOUR  -  SALE CONTINGENT UPON
-------------------     --------------------

         24.1 This sale shall be contingent upon Seller' ability to deliver good, marketable and insurable title at Closing.

ARTICLE TWENTY-FIVE  -  DATE OF ACCEPTANCE
-------------------     ------------------

         25.1 This offer to purchase shall be accepted on or before TUESDAY THE 22ND OF APRIL, 2003; otherwise, said offer shall be withdrawn and shall be of no further force and effect.

ARTICLE TWENTY-SIX  -  INTERPRETATION
------------------     --------------

         26.1 This Agreement shall be interpreted in accordance with the laws of the state of Florida. As to any dispute, venue shall lie in Miami, Dade County, Florida.

ARTICLE TWENTY-SEVEN  -  LETTER OF INTENT
--------------------     ----------------

         27.1 By this Agreement it is intended to incorporate the matters and things insofar as they are applicable to the expressions made in the Letter of Intent, copy of which is attached hereto, and are incorporated into this Agreement. That Exhibit is attached hereto, so as to establish to the Purchaser's satisfaction the incorporation of the items set forth in the Letter of Intent, with the exception of Item (e) which establishes an escrow for the funds, which escrow shall not be established but that the funds are being paid directly to the Seller.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement, subject to attachment of Exhibits this 23RD DAY OF APRIL, 2003.

Signed, Sealed and                         SOUTHERN WASTE SYSTEMS, LTD.
Delivered in the Presence of:

-----------------------------

PRINT NAME: -----------------
                                           BY:          /S/ AHRON FARACHE(SEAL)
                                                        -----------------------
                                           (Print Name): Ahron Farache
                                                         -------------
-----------------------------              (Title):      VESE

Print Name:------------------
                                                     "PURCHASER"
As to PURCHASER

Contract for Sale and Purchase dated the 23rd day of April, 2003, by and between DISTRIBUTION MANAGEMENT SERVICES, INC., and SOUTHERN WASTE SYSTEMS, LTD. - Page 10 of 10 Pages)


         EXECUTED by SELLER this 23rd day of April, 2003.

Signed, Sealed and                          DISTRIBUTION MANAGEMENT SERVICES,
Delivered in the                            INC., a Florida corporation
Presence of:

------------------------------              By:        /s/ Leo Greenfield (SEAL)
                                                       -------------------------
Print Name: ------------------              (Print Name) Leo Greenfield
                                                         --------------
                                            (Title)      President
                                                         ---------
------------------------------

Print Name: ------------------
                                                     "SELLER"
As to SELLER

                                                     "SELLER"

                                   EXHIBIT "1"

         For a starting point, commence at the Northeast corner of N.W. Miami Court and N.W. 20th Street in the intersection of said Court with said street; thence proceed North along the East line of N.W. Miami Court a distance of 120 feet; thence proceed East at right angles to the last line a distance of 262 feet to the West line of North Miami Avenue; thence proceed South at right angles to the last line along the West line of North Miami Avenue a distance of 120 feet to the Northwest corner of the intersection of North Miami Avenue and N.W. 20th Street; thence proceed West at right angles to the last line, along the North line of N.W. 20th Street a distance of 262 feet to the point of beginning which is also known as Lots 11, 12, 13 and 14, together with a 12 foot space between said Lots 11 and 14 on the West and Lots 12 and 13 on the East, all in Block 11, of WADDELL'S ADDITION, according to the Plat thereof, as recorded in Plat Book B, at Page 53 of the Public Records of Dade County, Florida.